Exhibit 10.1

August 30, 2021

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between CHW Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Chardan Capital Markets, LLC as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 12,650,000 of the Company’s units (including up to 1,650,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and one warrant (each, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-254422) and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in Section 13 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agree with the Company as follows:

1.                   Proposed Business Combination.

(a)                 The officers and directors of the Company will not enter into a binding agreement for a proposed Business Combination or propose any Business Combination to shareholders of the Company unless such action is first approved by the Sponsor.

(b)                Subject to Section 1(a), the Sponsor and each Insider agrees that: (a) if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval; (b) if the Company engages in a tender offer in connection with any proposed Business Combination, it, he or she shall not sell any Shares to the Company in connection therewith; and (c) if the Company seeks shareholder approval of any proposed amendment to the Charter prior to the consummation of a Business Combination, it, he or she shall not redeem any Shares owned by it, him or her in connection with such shareholder approval.

2.                   Liquidation; Charter Amendment; Trust Account Funds.

(a)                 The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a price per Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

(b)                The Sponsor and each Insider agrees to not propose any amendment to the Charter (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period described in the Prospectus or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a price per Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes, divided by the number of then issued and outstanding Offering Shares.

(c)                 The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives any claim such Sponsor or Insider may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever except in each case with respect to the Insider’s right to a pro rata interest in the proceeds held in the Trust Account for any Offering Shares such Sponsor or Insider may hold.

3.                   Section 16 Matters. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Founder Shares, Private Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Founder Shares, Private Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). The Sponsor and each Insider acknowledge and agree that, prior to the effective date of any release or waiver, of the restrictions set forth in this Section 3 or Section 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this Section 3 will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.                   Trust Account Liquidation. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (a) any third party for services rendered or products sold to the Company or (b) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or a Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.                   Forfeiture. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,650,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 412,500 multiplied by a fraction, (a) the numerator of which is 1,650,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (b) the denominator of which is 1,650,000. The Sponsor will be required to forfeit only that number of Founder Shares as is necessary so that the Sponsor and Insiders will own an aggregate of 20.0% of the Company’s issued and outstanding equity shares after the Public Offering.

6.                   Specific Performance. The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under Section 1, Section 2, Section 3, Section 4, Section 5, Section 7(a), Section 7(b), Section 8, Section 9 and Section 10, as applicable, of this Letter Agreement (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.                   Lock-Up Restrictions.

(a)                 The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until (A) with respect to 50% of the Founder Shares, the earlier of six months after the completion of the Company's initial Business Combination or the date on which the closing price of our ordinary shares exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and (B) with respect to the remaining 50% of the Founder Shares, six months after the date of the initial Business Combination or earlier if approved by the shareholders of the Company, and in either case, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property. (the “Founder Shares Lock-up Period”).

(b)                The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants, until 30 days after the completion of a Business Combination (such period, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)                 Notwithstanding the provisions set forth in Sections 7(a) and Sections 7(b), Transfers of the Founder Shares, Private Placement Warrants or the Ordinary Shares issued or issuable upon the conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 7(c)), are permitted (1) to any persons (including their affiliates and shareholders) participating in the private placement of the private placement warrants, officers, directors, shareholders, employees and members of our sponsor and its affiliates, (2) amongst Insiders or to our officers, directors and employees, (3) if a holder is an entity, as a distribution to its, partners, shareholders or members upon its liquidation, (4) by bona fide gift to a member of the holder's immediate family or to a trust, the beneficiary of which is a holder or a member of a holder's immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of our securities, (8) by private sales at prices no greater than the price at which the shares were originally purchased (9) by the Sponsor to certain anchor investors participating in the Public Offering, including transfers between and among any funds that are affiliates of such anchor investor, or (10) for the cancellation of up to 412,500 Ordinary Shares subject to forfeiture to the extent that the Underwriters' over-allotment is not exercised in full or in part or in connection with the consummation of a Business Combination, in each case (except for clause 10 or with our prior consent) where the transferee agrees to the terms of this Agreement and the escrow agreement.

8.                   Director and Officer Appointments. Each of the Insiders agrees to be a director or officer of the Company, as applicable, until the earlier of the consummation by the Company of an initial Business Combination, the liquidation of the Company, or his or her removal, death or incapacity. In the event of the removal or resignation of an Insider as a director or officer (as applicable), each Insider agrees that he or she will not, prior to the consummation of the Business Combination, without the prior express written consent of the Company, (a) use for the benefit of the undersigned or to the detriment of the Company or (b) disclose to any third party (unless required by law or governmental authority), any information regarding a potential Target that is not generally known by persons outside of the Company, the Sponsor, or their respective affiliates.

9.                   Approval of Business Combination. The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a Target that is affiliated with any of the Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested directors and the Company must obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions for the type of company the Company is seeking to acquire that such Business Combination is fair to the Company’s unaffiliated shareholders from a financial point of view.

10.                Representation and Warranties. The Sponsor and each Insider represents and warrants that it, he, or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that it, he or she: (a) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (b) has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it or he is not currently a defendant in any such criminal proceeding.

11.                No Insider Payments. Except as disclosed in the Prospectus, neither the Sponsor, nor any Insider, nor any affiliate of either the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement or cash payments prior to or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the amounts described in the Prospectus under the heading “Summary – The Offering – Limited Payments to Insiders.”

12.                Authority and Capacity. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

13.                Defined Terms. As used herein, (a) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (b) “Shares” shall mean, collectively, the Ordinary Shares, the Founder Shares and the Ordinary Shares issued or issuable upon the conversion of the Private Placement Warrants or the Founder Shares; (c) “Founder Shares” shall mean the 3,162,500 of the Company’s Ordinary Shares, par value $0.001 per share, initially issued to the Sponsor (up to 412,500 Shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.01 per share, prior to the consummation of the Public Offering; (d) “Private Placement Warrants” shall mean the 4,000,000 warrants of the Company (or up to 4,262,500 warrants depending on the extent to which the underwriters’ over-allotment option is exercised) that the Company is selling in a private placement that shall occur simultaneously with the consummation of the Public Offering; (e) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (f) “Trust Account” shall mean the trust fund located in the United States into which a portion of the net proceeds of the Public Offering shall be deposited; (g) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (g)(i) or (g)(ii); and (h) “Charter” shall mean the Company’s memorandum and articles of association, as the same may be amended from time to time.

14.                Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

15.                Assignment; Successors and Assigns. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

16.                Third-Party Beneficiaries.

(a)                 The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third-party beneficiary of this Letter Agreement.

(b)                Subject to Section 16(a), nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the Representative and the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Representative, the parties hereto, and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

17.                Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18.                Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19.                Governing Law; Submission to Jurisdiction. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

20.                Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

21.                   Term. This Letter Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Periods or (b) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided, further, that Section 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

CHW ACQUISITION SPONSOR LLC
By: CHW Acquisition Founders LLC
Its: Sole Managing Member
By: MJG Partners LLC
Its: Sole Managing Member

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Managing Member

/s/ Deborah Weinswig
Deborah Weinswig

/s/ Victor Herrero
Victor Herrero

/s/ M. Carl Johnson, III
M. Carl Johnson, III

/s/ Jason Reiser
Jason Reiser

/s/ Gary Tickle
Gary Tickle

/s/ Jonah Raskas
Jonah Raskas

/s/ Paul Norman
Paul Norman

/s/ Deb Benovitz
Deborah Weinswig

/s/ Stephen Katchur
Stephen Katchur

/s/ Mark Grundman
Mark Grundman

Acknowledged and Agreed:
CHW Acquisition Corporation

By:	/s/ Jonah Raskas
Name:	Jonah Raskas
Title:	Co-Chief Executive Officer